EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 1, 2018, (the “Effective Date”) is made and entered by and between NewBridge Global Ventures, Inc., a Delaware corporation (the “Company”), and Scott A. Cox (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed as the Company’s President and Chief Operating Officer and and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)“Annual Base Salary” means the Executive’s annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding Executive’s Termination Date. As of the Effective Date, Executive’s annual base salary is $150,000.00.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means:

(i)an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(ii)any serious crime or intentional, material act of fraud or dishonesty against the Company;

(iii)the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or Executive;

(iv)habitual neglect of Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Board to the Executive;

(v)the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to the Executive; or

(vi)any material breach of the Executive’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof by the Board to the Executive.

(d)“Change in Control” means:

(i)any person or group of persons or entity or group of entities becoming the beneficial owner, directly or indirectly, of securities of the Company representing over fifty (50%) percent of the total voting power of all its then outstanding voting securities;

(ii)a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(iii)a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(iv)individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(f)“Disability” means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(g)“Good Reason Termination” means:

(i)a material diminution in the Executive’s base compensation or target bonus below the amount as of the date of this Agreement, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive’s base compensation occurs within (A) 60 days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time of Executive’s Termination Date or (B) twelve (12) months after the date upon which such a Change in Control occurs;

(i)a material diminution in the Executive’s authority, duties or responsibilities;

(ii)a material change in the geographic location at which the Executive must perform services; or

(iii)any action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such, along with an agreement of a 30-day transition period, unless the company desires a shorter transition period.

(h)“Target Bonus” means the target payout (i.e., at 100% achievement of each of the applicable metric(s) in effect from time to time) under the Company’s Executive Incentive Plan (attached as “Exhibit A”) in effect for the Executive as of the Termination Date. As of the Effective Date, Executive’s target bonus percentage under the Executive Annual Incentive Plan is 100% of Annual Base Salary.

(i)“Termination Date” means the last day of Executive’s employment with the Company.

(j)“Termination of Employment” means the termination of Executive’s active employment relationship with the Company.

2.Termination Unrelated to a Change in Control.

(a)Involuntary Termination Unrelated to a Change in Control. In the event of: (i) an involuntary termination of Executive’s employment by the Company for any reason other than Cause, death or Disability, or

(ii) Executive’s resignation for Good Reason, and if Section 3 does not apply, Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

(b)Compensation Upon Termination Unrelated to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs within the first twelve (12) months of the Effective Date, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release (as defined in Section 5):

(i)12 months of Annual Base Salary base salary plus 50% of Executive’s target bonus, paid in a single lump sum cash payment on or before the sixtieth (60th) day following Executive’s Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: Executive’s annual base salary immediately prior to (A) Executive’s Termination Date, or

(B) the Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason if a reduction in Executives base salary was reduced in the prior six (6) month period. For purposes of this subsection (i), Target Bonus will mean the largest among the following: Executive’s target bonus immediately prior to (A) Executive’s Termination Date, or (B) the Executive’s target bonus described in the first clause of subsection (i) in the definition of Good Reason if a reduction in Executive’s target bonus was reduced in the prior six (6) month period.

(ii)For a period of up to six (6) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 30 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this six (6) month period that entitles him and his spouse and eligible dependents to medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the six (6) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(iii)With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall accelerate the vesting of that portion of the Executive’s stock options, if any, which would have vested and become exercisable within the six (6) month period after the Executive’s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until a period of one year after the Executive’s Termination Date. Except as provided in this Section 2(b)(iii) and in Section 3(b)(iii) below, any portion of Executive’s outstanding stock options that are not vested and exercisable as of Executive’s Termination Date shall terminate.

(iv)Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3.Termination Related to a Change in Control.

(a)Involuntary Termination Relating to a Change in Control. In the event Executive’s employment is terminated on account of (i) an involuntary termination by the Company for any reason other than Cause, death or Disability, or (ii) the Executive voluntarily terminates employment with the Company on account of a resignation for Good Reason, in either case that occurs (x) at the same time as, or within the three (3) month period following, the consummation of a Change in Control, then Executive shall be entitled to the benefits provided in subsection

(b)of this Section 3.

(b)Compensation Upon Involuntary Termination Relating to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the

Company shall provide that the following be paid to the Executive after his Termination Date, provided that Executive executes and does not revoke the Release:

(i)12 months of Annual Base Salary base salary plus 50% of Executive’s target bonus, paid in a single lump sum cash payment on or before the sixtieth (60th) day following Executive’s Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: Executive’s annual base salary immediately prior to (A) Executive’s Termination Date, or

(B) the Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason if a reduction in Executives base salary was reduced in the prior six (6) month period. For purposes of this subsection (i), Target Bonus will mean the largest among the following: Executive’s target bonus immediately prior to (A) Executive’s Termination Date, or (B) the Executive’s target bonus described in the first clause of subsection (i) in the definition of Good Reason if a reduction in Executive’s target bonus was reduced in the prior six (6) month period.

(ii)For a period of up to six (6) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 30 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this six (6) month period that entitles him and his spouse and eligible dependents to medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the six (6) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(iii)With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall accelerate the vesting of that portion of the Executive’s stock options, if any, which would have vested and become exercisable within the six (6) month period after the Executive’s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until a period of one year after the Executive’s Termination Date. Except as provided in this Section 2(b)(iii) and in Section 3(b)(iii) below, any portion of Executive’s outstanding stock options that are not vested and exercisable as of Executive’s Termination Date shall terminate.

(iv)Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)Consequence of a Change in Control. Notwithstanding the terms of the Executive Incentive Plan (the “Plan”), if, as of the date of a Change in Control, Executive holds stock options issued under the Plan that are not vested and exercisable, such stock options shall become fully vested and exercisable as of the date of the Change in Control if the acquirer does not agree to assume or substitute for equivalent stock options such outstanding stock options.

4.Termination of Employment on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a)Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not receive benefits pursuant to Sections 2 and 3 hereof, except that, subject to the provisions of Section 5 hereof, the Executive shall be entitled to the following benefits provided that Executive executes and does not revoke the Release:

(i)For a period of up to eighteen (18) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(ii)With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall accelerate the vesting of that portion of the Executive’s stock options, if any, which would have vested and become exercisable within the six (6) month period after the Executive’s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until a period of one year after the Executive’s Termination Date. Except as provided in this Section 2(b)(iii) and in Section 3(b)(iii) below, any portion of Executive’s outstanding stock options that are not vested and exercisable as of Executive’s Termination Date shall terminate.

(iii)Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(b)Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of death, Executive shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers Executive, and Executive not receive benefits pursuant to Sections 2 and 3 hereof, except that, subject to the provisions of Section 5 hereof, the Executive shall be entitled to the following benefits provided that Executive’s estate executes and does not revoke the Release:

(i)With respect to any outstanding Company stock options held by the Executive as of his death that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of the Executive’s death, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (A) a period of one year after the Executive’s death or

(B) the original term of the option.

(ii)Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates by the Company on account of Cause, Executive shall not receive benefits pursuant to Sections 2 and 3 hereof.

(d)Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive benefits pursuant to Sections 2 and 3 hereof.

5.Release. Notwithstanding the foregoing, no payments or other benefits under this Agreement shall be made unless Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Annex A, (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or a termination thereof, with such release being effective not later than sixty (60) days following Executive’s Termination Date.

6.No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7.Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.

8.Non-Compete. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates for any reason Executive will have no restrictions of non-competition other than sharing intellectual property or trade secrets developed by the company subsequent to the Effective Date and Prior to Executive’s Termination Date.

9.Tax Matters. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10.Term of Agreement. This Agreement shall continue in full force and effect until the third anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for additional one (1) year renewal periods (a “Renewal Term”) if Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the sixty (60) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Board may propose for consideration by Executive, such amendments to the Agreement as it deems appropriate. If Executive’s employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

11.Successors and Binding Agreement.

(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c)This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13.Section 409A of the Code.

(a)Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive’s Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive’s Termination Date with the Company (or any successor thereto) for six (6) months following Executive’s Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive’s Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.

(c)Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that

(i)any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

14.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Utah, without giving effect to the principles of conflict of laws of such State.

15.Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

18.Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

19.Employee Benefits. Executive will be eligible to participate in the Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

20.No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset substantially similar benefits provided to Executive pursuant to another Company policy, plan or agreement (including without limitation the NewBridge Corporation Executive Severance Plan and the NewBridge Corporation Executive Retention Plan).

21.Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2 and 3, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

22.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHERE OF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NEWBRIDGE GOBAL VENTURES, INC.

By:	/s/ Mark T. Mersman
Name:	Mark T. Mersman
Title:	Chief Financial Officer

EXECUTIVE
/s/ Scott A. Cox
Scott A. Cox

Annex A

RELEASE OF CLAIMS

This Release of Claims ("Agreement") is made by and between NewBridge Global Ventures, Inc. ("NewBridge") and ______

WHEREAS, you have agreed to enter into a release of claims in favor ofNewBridge upon certain events specified in the Executive Employment Agreement by and between NewBridge and you;

NOW, THEREFORE, in consideration of the mutual promises made herein, NewBridge and you agree as follows:

1.Termination Date. This means the last day of your employment with NewBridge.

2.Acknowledgement of Payment of Wages. You acknowledge that NewBridge has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing, with the exception of the payments and benefits owed to you under the Executive Employment Agreement and/or under any equity-based compensation awards.

3.Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with NewBridge and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that within five business days following the Termination Date you will deliver to NewBridge all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.

4.Release and Waiver of All Claims. You waive any limitation on this release under Utah Civil Code which provides that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known, must have materially affected his/her decision to grant the release. In consideration of the benefits provided in this Agreement, you release NewBridge, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.

You understand and acknowledge that this release includes, but is not limited to any claim for reinstatement, re- employment, damages, attorney fees, stock options, bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to your employment or association with NewBridge or the termination of that relationship.

You also acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act (ADEA) and that this waiver and release is knowing and voluntary. You acknowledge that (1) you have been, and hereby are, advised in writing to consult with an attorney prior to executing this Agreement; (2) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled, and (3) by signing this Agreement, you will not waive rights or claims under the Act which may arise after the execution of this Agreement; and (4) you have twenty-one (21) calendar days within which to consider this Agreement and in the event you sign the Agreement prior to 21days, you do so voluntarily. Once you have accepted the terms of this Agreement, you will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to the Vice President of Human Resources. If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above.

This release does not waive any rights you may have under any directors and officers insurance or indemnity provision, agreement or policy in effect as of the Termination Date, nor does it affect vested rights you may have under any equity-based compensation plan, retirement plan, 401(k) plan or other benefits plan.

5.No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name or on behalf of any other person or entity, against NewBridge or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against NewBridge or any other person or entity referred to herein.

6.Resignation from Board. If you are serving on the Board at the time of termination, you agree that you will offer your resignation from the Board of Directors effective upon your Termination Date.

7.Non disparagement. You agree that you will not, whether orally or in writing, make any disparaging statements or comments, either as fact or as opinion, about NewBridge or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.

8.Additional Terms

A.

Legal and Equitable Remedies. You agree that NewBridge shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies NewBridge may have at law or in equity for breach of this Agreement.

B.

Attorney’s Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses at trial or arbitration and any appeal therefrom, in addition to any other relief to which such prevailing party may be entitled.

C.

Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, or pursuant to subpoena or court order. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

D.

No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of NewBridge, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.
E.

Entire Agreement. This Agreement along with the Executive Employment Agreement, the Intellectual Property and Confidentiality Agreement (if any), and your written equity award agreements with NewBridge, constitutes the entire agreement between you and NewBridge with respect to your separation from NewBridge and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter.

F.

Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and an authorized representative of NewBridge. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by NewBridge, its successors and assigns.

G.

Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

H.

Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

I.

Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Utah. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Utah.

J.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.
K.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of the Parties hereto, with the full intent of releasing all claims. You acknowledge that:

	a.	You have read this Agreement;
	b.	You understand the terms and consequences of this Agreement and the releases it contains;
	c.	You have been advised to consult with an attorney prior to executing this Agreement
	d.	You knowingly and voluntarily agree to all the terms in this Agreement and;
	e.	You knowingly and voluntarily intend to be bound by this Agreement.

Executive; Sign : /s/ Scott A. Cox	Dated:
NewBridge Global Ventures, Inc.
By: Sign : /s/ Robert Bench	Dated:

Exhibit A

Executive Incentive Plan

TARGET BONUS FOR PERIOD FROM JULY 1, 2018 THROUGH JUNE 30, 2019:

•$150,000

•Participation in Executive Stock Option Plan as outlined by the Compensation Committee.

•25% of earned Target Bonus will be paid within 30 days from the end of each calendar quarter.

MARKET LIQUIDITY—25% OF QUARTERLY TARGET BONUS:

•September 2018 Quarter:

o20 day rolling average of price per share equal to or greater than $1.00.

o20 day rolling average of shares traded per day equal to or greater than 2,000.

•December 2018 Quarter:

o20 day rolling average of price per share equal to or greater than $1.50.

o20 day rolling average of shares traded per day equal to or greater than 4,000.

•March 2019 Quarter:

o20 day rolling average of price per share equal to or greater than $2.00.

o20 day rolling average of shares traded per day equal to or greater than 8,000.

•June 30 Quarter:

o20 day rolling average of price per share equal to or greater than $2.50.

o20 day rolling average of shares traded per day equal to or greater than 16,000.

GROSS REVENUES—50% OF QUARTERLY TARGET BONUS:

•September 2018 Quarter:

o$1 million

•December 2018 Quarter:

o$2 million

•March 2019 Quarter:

o$4 million.

•June 30 Quarter:

o$8 million.

NET INCOME—25% OF QUARTERLY TARGET BONUS:

•September 2018 Quarter:

oAuto bonus

•December 2018 Quarter:

o$200,000

•March 2019 Quarter:

o$400,000.

•June 30 Quarter:

o$1,200,000